Exhibit 99.1

Enertopia Announces Patent Issuance from USPTO

Kelowna, British Columbia--(Newsfile Corp. - November 19, 2024) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our intellectual property, & pending patents in the green technology space, along with our Nevada lithium claims, is very pleased to provide the following Patent updates.

We encourage all investors to visit our website https://enertopia.com/technology and download our technology presentation to, see how we are positioning the company for the potential opportunities ahead.

Granted Patent Technology Update:

17/979,696 (Energy Management System), United States Patent Trademark Office (USPTO) has notified the Company that patent number 12149091 was issued today, November 19, 2024.

Some Key Points on our Energy Management Patent:

● AI Predictive Comparative Analysis

● Cathodic (lightening) protection management and analysis

● Multi platform Interface Solar/ Energy Storage System (ESS)/HVAC/Water Pumping/ Combined Heat & Power (CHP)/ Gas Heat & Power (GHP)

● Adaptable Organic Architecture allows monitoring of water, gas and other sensors

Enertopia is exceptionally pleased to have our first patent issued, a success that validates our focus on new clean technology processes for the solar industry.  We believe this is an enormous opportunity that lies ahead not only in solar efficiency, but also in battery management, a sector that is expected to grow from $4.43 billion in 2023 to $48.14 billion by 2034. This represents a compound annual growth rate (CAGR) of over 24.22%.

The reason for the expected growth in the solar energy battery market is not surprisingly due to the growth in solar installations. Below is another slide showing how solar growth has been expanding, and looks to continue in the coming years as, for the first time ever, solar was a majority of new power generation in the United States, accounting for 53% of all new electricity-generation capacity.

Carbon Credit Market Size:

Producers of solar power are able to earn additional revenue from carbon markets by selling their carbon credits. Large scale utility producers are now increasingly structuring their power agreements to include them, and with an estimated market size of $480 billion in 2023, carbon credits represent an opportunity for end-users to offset their emissions in a meaningful way.

With an estimated CAGR of 39.42% from 2024 to 2033, and a current market size of $480B, the carbon capture industry has the potential to evolve into an impressive $13T industry within the next decade.

Patent pending technology updates:

17/888,320 (Water Producing System for a Liquid Transfer Mat), we have provided our updated response to the United States Patent Trademark Office (USPTO) and have been notified our pending patent is at the allowance stage of the patenting process. We now expect the patent to be issued in due course.

17/751,305 (Heat Recovery System), we have provided our updated response to the United States Patent Trademark Office (USPTO) and the pending claims are at the allowance stage of the patenting process. We now expect the patent to be issued in due course.

"Enertopia expects to hear back from the USPTO in the coming months on further patent approvals, and we look forward to the next steps of solving real world problems and expect to announce further news on the next steps with our Energy Management System patent in due course." Stated President Robert McAllister.

For additional project details please visit our website at https://enertopia.com/technology

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mineral exploration or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the solution testing will result in an economic deposit or have any positive impact on Enertopia. There can be no assurance that the two pending patents will become patents and the Energy Management System patent will have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC Markets and the CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.